Exhibit 99.1

                   METRIS COMPANIES DELAYS FILING OF FORM 10-Q

MINNETONKA, Minn.--November 17, 2003--Metris Companies Inc. (NYSE:MXT) announced today that it will delay the filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2003, with the Securities and Exchange Commission, pending resolution of an outstanding valuation issue relating to the retained interests in loans securitized by the Company.

The Company's outside auditors, KPMG LLP, issued a letter to the Audit Committee noting a material weakness involving internal control relating to the Company's policies and procedures for valuing its retained interests. The Company is analyzing its polices and procedures and will convey the results of that analysis to KPMG.

The Company will complete its analysis for this and prior periods and file its report for the quarter ended September 30, 2003, as soon as possible. Results for the quarter ended September 30, 2003, were previously reported on October 23, 2003. The Company does not believe that it is likely that the delay in the filing of its Form 10-Q will have an adverse effect on its credit agreements or its debt obligations.

Metris Companies Inc., based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The Company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: higher delinquency, charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; risks associated with Direct Merchants Credit Card Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks relating to the Company's continuing ability to market its debt waiver/suspension products and maintain or expand on current levels in that business; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources to fund our business, including the refinancing of existing indebtedness; reduced funding availability and increased funding costs; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of debt waiver/suspension products. The Company undertakes no obligation to update any forward-looking statements. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

                                    Contact:
                              Metris Companies Inc.
                            Media/Investor Relations:
                           Mark Van Ert, 952-525-5092
                                Fax: 952-417-5613